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                                                                    EXHIBIT 99.2


                                                                 (WILLIAMS LOGO)

NEWSRELEASE


NYSE: WMB
--------------------------------------------------------------------------------

DATE:    June 10, 2003

WILLIAMS COMPLETES REPURCHASE OF PREFERRED SHARES FROM BERKSHIRE HATHAWAY
                       Action Reflects Cost-Saving Effort

         TULSA, Okla. - Williams (NYSE:WMB) today closed a previously announced agreement to repurchase preferred shares held by a wholly owned subsidiary of MidAmerican Energy Holdings Company, a member of the Berkshire Hathaway Inc. family of companies.

         Under the agreement, Williams has redeemed all of the outstanding 9-7/8 percent cumulative-convertible preferred shares for approximately $289 million, plus $5.3 million for accrued dividends. In March 2002, Williams sold the 1,466,667 preferred shares to MidAmerican in a $275 million transaction.

         Williams repurchased the preferred shares with proceeds from a private placement of 5.5 percent junior subordinated convertible debentures due 2033. The new convertible debentures provide Williams with more favorable terms, which on an annual basis result in approximately $17 million in lower after-tax carrying costs compared with the preferred convertible shares Williams repurchased today.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

CONTACT:     Kelly Swan
             Williams (media relations)
             (918) 573-6932

             Travis Campbell
             Williams (investor relations)
             (918) 573-2944

             Richard George
             Williams (investor relations)
             (918) 573-3679


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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.